Exhibit 99.2

FOR IMMEDIATE RELEASE

US SUPREME COURT DECISION IN MERCK KGAA V. INTEGRA LIFESCIENCES LEAVES

RESEARCH TOOL PATENTS UNAFFECTED

Carlsbad, Calif., June 13, 2005-Invitrogen Corporation (Nasdaq:IVGN), a leading life sciences company with a broad portfolio of technologies to improve and accelerate biomedical research, noted the U.S. Supreme Court’s opinion did not extend the statutory research use exemption to patented research tools under 35 U.S.C. §271 (e)(1) in Merck KGaA v. Integra LifeSciences I, Ltd. (2005 WL 1386324 (U.S.)).

The Court unanimously ruled for a broader interpretation of the exemption from patent infringement for use of a patented invention “solely for uses reasonably related to the development and submission of information under a Federal law which regulates the manufacture, use, or sale of drugs.” The Court, however, specifically noted that patented “research tools” were not part of that interpretation.

In a footnote to the opinion, the Court stated the following:

“We... need not—and do not—express a view about whether, or to what extent, §271(e)(1) exempts from infringement the use of “research tools” in the development of information for the regulatory process.”

Alan Hammond, Chief Intellectual Property Counsel for the Company, said: “In essence, while the Court found that companies may use patented inventions in research activities related to the drug compounds or targets themselves, it excluded patented research tools from its ruling. We believe, therefore, that the ruling will not have a material effect on Invitrogen’s business.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward-looking statements include statements relating to the impact the case may have upon Invitrogen Corporation’s future business. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Risks that relate to these forward-looking statements include the risk that other courts may extend the infringement exemption to “research tools” in the future. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Invitrogen

Invitrogen Corporation (Nasdaq:IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The Company provides essential life science technologies for disease research, drug discovery and commercial bio-production. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery, including functional genomics, proteomics, bio-informatics and cell biology, placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, Calif., and conducts business in more than 70 countries around the world. The Company globally employs approximately 4,500 scientists and other professionals, and had revenues in excess of $1 billion in 2004. Information about Invitrogen is available on the Web at www.invitrogen.com.

Contacts:

Invitrogen Corporation:

Media - Greg Geissman (760) 476-7032, gregory.geissman@invitrogen.com

Investors - Adam Taich (760) 603-7267, adam.taich@invitrogen.com

BioCom Partners (Agency):

Stephen Gendel (212) 918-4650, sgendel@biocompartners.com
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